Exhibit 99.1
Certification of the Chief Executive Officer pursuant to 31 C.F.R. Section 30.15

I, Dennis R. Glass, certify, based on my knowledge, that:

(i) The compensation committee of Lincoln National Corporation (“LNC”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on October 8, 2009 and ending on December 31, 2009 (the applicable period), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to LNC;

(ii) The compensation committee of LNC has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LNC, and during that same applicable period has identified any features of the employee compensation plans that pose risks to LNC and has limited those features to ensure that LNC is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of LNC to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of LNC will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of LNC will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LNC; (B) Employee compensation plans that unnecessarily expose LNC to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of LNC to enhance the compensation of an employee;

(vi) LNC has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) LNC has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on July 10, 2009 and ending with December 31, 2009;

(viii) LNC has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on July 10, 2009 and ending with December 31, 2009;

(ix) The board of directors of LNC has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by October 8, 2009; has provided this policy to Treasury and its primary regulatory agency; LNC and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy,  required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) LNC will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on July 10, 2009 and ending with December 31, 2009;

(xi) LNC will disclose the amount, nature, and justification for the offering during the period beginning on July 10, 2009 and ending with December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) LNC will disclose whether LNC, the Board of Directors of LNC, or the Compensation Committee of LNC has engaged during the period beginning on July 10, 2009 and ending with December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) LNC has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on July 10, 2009 and ending with December 31, 2009;

(xiv) LNC has substantially complied with all other requirements related to employee compensation that are provided in the agreement between LNC and Treasury, including any amendments;

(xv) LNC has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, with name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated:  February 25, 2010                                                                                                    /s/ Dennis R. Glass
Name: Dennis R. Glass
Title:   President and Chief Executive Officer